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                                                                    EXHIBIT 12.1

COMPUTATION OF RATIO OF CONSOLIDATED EARNINGS TO CONSOLIDATED FIXED CHARGES

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                                            PROFORMA FOR                                                               PROFORMA FOR
                               SIX MONTHS    SIX MONTHS                                                                YEAR ENDED
                                  ENDED         ENDED                      YEAR ENDED DECEMBER 31,                     DECEMBER 31,
                                 JUNE 30,      JUNE 30,    ----------------------------------------------------------  ------------
(IN THOUSANDS EXCEPT RATIOS)      2002          2002          2001        2000        1999        1998         1997         2001
                               ---------     ---------     ---------   ---------   ---------   ---------    ---------  ------------
EARNINGS:
Income (loss) before
  income taxes and
  minority interests           $  28,912     $  36,338     $(138,095)  $ (24,692)  $  32,353   $  34,389    $  34,460  $   (97,031)
Minority interests on
  preferred securities of
  subsidiary trusts              (13,699)      (14,931)       (6,827)     (6,601)     (6,601)     (3,114)      (2,641)     (28,163)
Cash distributions from
  consolidated subsidiaries           --            --        26,748      30,158      11,844      10,517       11,874       26,748
Fixed charges as below            67,412        78,332        56,688      44,583      27,579      18,660       15,137      143,371
                               ---------     ---------     ---------   ---------   ---------   ---------    ---------  -----------
Total                          $  82,625     $  99,738     $ (61,486)  $  43,448   $  65,175   $  60,452    $  58,830  $    44,925
                               =========     =========     =========   =========   =========   =========    =========  ===========

FIXED CHARGES:
Interest expense               $  53,713     $  63,401     $  49,861   $  37,982   $  20,978   $  15,546    $  12,496  $   115,208
Minority interests on
  preferred securities
  of subsidiary trusts            13,699        14,931         6,827       6,601       6,601       3,114        2,641       28,163
                               ---------     ---------     ---------   ---------   ---------   ---------    ---------  -----------
                               $  67,412     $  78,332     $  56,688   $  44,583   $  27,579   $  18,660    $  15,137  $   143,371
                               =========     =========     =========   =========   =========   =========    =========  ===========

RATIO OF EARNINGS TO
  FIXED CHARGES                     1.23          1.27         (1.09)       0.98        2.36        3.24         3.89         0.31
                               =========     =========     =========   =========   =========   =========    =========  ===========
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